UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

BLUCORA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25131	91-171810
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 N.E. 8th Street, Suite 800

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(415) 201-6100

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2017, Andrew M. Snyder, who has served as a director of Blucora, Inc. (the “Company”) since 2011, informed the Board of Directors (the “Board”) of the Company that he does not plan to stand for re-election at the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”), which will be held on June 1, 2017. Mr. Snyder will continue to serve as a director until the 2017 Annual Meeting. In addition, on March 29, 2017, Steven W. Hooper, who has served as a director of the Company since 2011, informed the Board that he plans to retire from the Board effective June 1, 2017. Mr. Hooper will continue to serve as a director until the 2017 Annual Meeting. The decisions made by Messrs. Snyder and Hooper to no longer serve on the Board are not the result of any disagreement with the Company. The Board has engaged the executive search firm of Heidrick & Struggles to assist in filling the two Board vacancies that will occur as a result of the decision by Mr. Snyder not to stand for re-election and the retirement of Mr. Hooper.

On August 23, 2011, the Company entered into a Securities Purchase Agreement (the “Agreement”) with Cambridge Information Group I LLC, a Delaware limited liability company (“CIG”). In connection with the Agreement, Andrew M. Snyder was elected to fill an existing vacancy on the Company’s Board at that time. Pursuant to the Agreement, CIG has the right to appoint a replacement investor representative in the event that Mr. Snyder ceases to serve on the Board. CIG’s right to appoint an investor representative will expire upon the earlier of (i) such time as CIG no longer beneficially owns at least 1 million shares of the Company’s common stock and (ii) August 23, 2017. CIG has waived its right to appoint a replacement investor representative when Mr. Snyder ceases to serve on the Board.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUCORA, INC.

Date: March 29, 2017	By:	/s/ Mark A. Finkelstein
Mark A. Finkelstein Chief Legal & Administrative Officer and Secretary